Exhibit 10.1

Equillium, Inc.

December 15, 2020

Dolca Thomas, M.D.

2207 Sweeney Lane

Alameda, CA 94501

Re:	Offer of Employment

Dear Dolca:

Equillium, Inc. (the “Company”) is pleased to offer you the position of Executive Vice President of Research & Development & Chief Medical Officer on the following terms.

You will report to the Chief Executive Officer (“CEO”), Bruce Steel. Your main office will be located at our South San Francisco site. The Company may change your position, responsibilities, and work location from time to time at its discretion, subject to the severance provisions in connection with a resignation for Good Reason (as defined below). While serving in your capacity as Executive Vice President of Research & Development & Chief Medical Officer, you will be responsible for all clinical development aspects of the Company’s programs and oversight of research conducted to support clinical development activities and discovery programs, and such other duties as assigned from time to time by the CEO. This includes but is not limited to the following duties: (a) leading and running the Company’s Clinical department including leadership in clinical research, pharmacology, biometrics, clinical operations, regulatory affairs, and drug safety and pharmacovigilance; (b) designing and implementing the development plans for the Company’s programs; (c) developing and maintaining relationships with investors, analysts, scientists, physicians, and other key opinion leaders related to the Company’s clinical programs; (d) contributing to the Company as a senior leader of the business and (e) overseeing research activities, including but not limited to, companion diagnostics and biomarker strategies.

The Company’s regular business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours, including evenings and weekends, as required to perform your job duties, and you will not be eligible for overtime pay. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company; provided however, that you will be permitted during your employment to continue serving on the Board of Directors of Chinook Therapeutics, Inc, and may obtain other advisory board roles with prior written notice and consent of the CEO. Such consent shall not unreasonably be withheld, provided that such roles do not conflict or compete with the business of the Company or your full-time duties and responsibilities to the Company.

Your base salary will be at the annualized rate of $475,000, less required, and designated payroll deductions and withholdings paid semi-monthly (“Base Salary”). Any increase of such base salary shall become the new Base Salary for purposes of this offer letter. The Company will conduct a review of Base Salary annually, and make adjustments as determined by the Company’s Board of

Directors (or a compensation committee thereof) in its sole discretion.

You will be eligible to earn an annual discretionary performance-based bonus at an annual target amount of forty percent (40%) of your then-current base salary (“Annual Bonus”), based on the attainment of individual and Company objectives to be determined and approved by the Company. No amount of bonus is guaranteed. The amount of Annual Bonus, if any, awarded by the Board shall be paid the year following the applicable bonus year as directed by the Board for all employees, but no later than 120 days following the close of the prior calendar year. You are only eligible to earn an Annual Bonus if you are employed by the Company on the day such Annual Bonus, if any, is paid; provided, however, that if in any calendar year the Company terminates your employment without Cause or you terminate your employment with Good Reason (as defined below) on or before the day any Annual Bonus is paid for that year, you will be eligible for a prorated share of the Annual Bonus that corresponds to the number of days you worked in that year,. Except as described above, in the event you leave the Company’s employment for any other reason prior to the date any Annual Bonus is paid, you will not have earned, and will not receive, any such Annual Bonus (including a prorated amount). Applicable payroll deductions and all required withholdings will be deducted from any bonus payments.

You shall have “Good Reason” for your resignation from your employment with the Company or its successors for up to sixty (60) days following the initial occurrence of one of the following events without your written consent and after having provided thirty (30) days prior written notice and an opportunity to cure to the Company, and the Company failing to cure the event within such thirty (30) day cure period: (i) material breach of this offer letter; (ii) material reduction in your duties, or change in your reporting line (including responsibilities and/or authority, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from prior duties (including the assignment of duties and responsibilities inconsistent with the position of Executive Vice President of Research & Development & Chief Medical Officer or removal of those duties and responsibilities from you as set forth in this offer letter; (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then current place of employment immediately prior to such relocation, provided that your relocation back to the Company office in San Francisco from remote work will not be considered a relocation of your principal place of employment with the Company for purposes of this definition; (iv) any directive in conflict with your professional medical obligations or otherwise in violation of law or regulation or (v) a material reduction (at least 10% or more) of your gross Base Salary (unless pursuant to a salary reduction program applicable to the Company’s executive employees).

Pursuant to the Company’s equity incentive plan (“Equity Plan”) and subject to approval by the Company’s Board of Directors (the “Board”), you will be granted a stock option award to purchase Four Hundred and Fifty Thousand (450,000) shares of the Company’s common stock (the “Options”). The Options will be an incentive stock option (ISO) to the extent permitted by applicable tax law. Except as otherwise set forth below, the Options shall vest and become exercisable as to twenty-five percent (25%) of the shares subject to the Options on the first anniversary of the date of grant, and the remaining shares shall vest in thirty-six (36) equal monthly installments thereafter following the first anniversary of the date of grant. The Company agrees to submit your Options to the Board for approval no later than the first Board of Directors meeting occurring after the Start Date. The Options will have a per share exercise price at no less than the fair market value of the Company’s common stock as of the date of grant as determined by the

Board. They will be governed in full by the Equity Plan’s terms and conditions and your associated stock option agreements.

In the event you are terminated by the Company without Cause (as defined below) at a time other than within one (1) month prior to or twelve (12) months following a Change in Control (as set forth below), you will be eligible to receive: (i) an amount equal to your then-current Base Salary for six (6) months, less required deductions and withholdings, paid as salary continuation on the Company’s regular payroll schedule, and (ii) the Company shall pay the premiums for your group health insurance (COBRA continuance coverage) for six (6) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable group health insurance from another employer (the “Termination Benefits”). For purposes of this Agreement, “Cause” for termination shall mean that the Company has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under the terms of your employment agreement or any other agreement between the parties; (ii) any act or conduct constituting dishonesty, willful insubordination, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; or (vi) breach of fiduciary duty or the duty of loyalty; provided, however, that the action or conduct described in clause (i), (iv) or (v) shall only constitute “Cause” if the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure), and such event is not cured to the reasonable satisfaction of the Board. The determination that a termination is for Cause shall be made by the Board in good faith.

In the event you are terminated by the Company without Cause within one (1) month prior to, or twelve (12) months following, the effective date of a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan, as amended from time to time), you will be eligible to receive: (i) an amount equal to your then-current Base Salary for twelve (12) months, less required deductions and withholdings, paid as salary continuation on the Company’s regular payroll schedule, (ii) an amount equal to your then-current Annual Bonus less required deductions and withholdings, (iii) the Company shall pay the premiums for your group health insurance (COBRA continuance coverage) for twelve (12) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer; and (iii) all outstanding shares subject to any stock options or other equity awards then held by you (including, but not limited to, the Options) shall vest in full effective as of immediately prior to your termination (“Change of Control Benefits”).

Termination Benefits or Change of Control Benefits, if and when due, shall be paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below) with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter. Notwithstanding the foregoing, you shall not receive any of the benefits described in the two paragraphs immediately above unless you deliver to the Company an effective, general release of claims in favor of the Company in the form attached hereto, which has become effective in accordance with its terms (the date that such release can no longer be revoked is referred to as the “Release Effective Date”). In no event will you be entitled to both Termination Benefits and Change of Control Benefits. If you are entitled to receive Termination Benefits and thereafter become entitled to Change of Control Benefits, any previously provided Termination Benefits shall offset Change of Control Benefits.

You will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion. In addition, you will be entitled with respect to your acts or failures to act during your employment to liability insurance coverage on the same basis as other managers and officers of the Company.

It is intended that the severance benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder and any state law of similar effect (collectively, “Section 409A”), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this letter agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, upon your “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (your “Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the release of claims could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the release of claims will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the release of claims, all severance amounts will be paid as soon as practicable in accordance with this letter agreement and the Company’s normal payroll practices.

As a Company employee, you will be expected to comply with Company policies and procedures, which will be provided to you. As a condition of employment, you must read, sign and comply with the enclosed Employee Confidential Information and Invention Assignment Agreement (“Confidential Information Agreement”), which, among other provisions, prohibits any unauthorized use or disclosure of Company proprietary, confidential, or trade secret information.

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary, or trade secret information or other property of any former employer or third party to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any confidential, proprietary, or trade secret information or other property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) that may limit your ability to perform your duties to the Company or that could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters and that you are not in unauthorized possession or control of any confidential, proprietary, or trade secret information or other property of any former employer or third party.

Your employment relationship with the Company will be at will. You may terminate your employment with the Company at any time and for any reason whatsoever by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and the Board.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Additionally, this offer is subject to you providing satisfactory professional references to the Company. Further, this offer is conditioned on completion, with results satisfactory to the Company, requiring a pre-employment background check. You must timely provide all information and documents required to complete that process.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment with the Company will be resolved according to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Together with your Confidential Information Agreement, this letter agreement will form the complete and exclusive statement of your employment agreement with the Company. The terms in this letter agreement supersede any other agreements, promises, or representations made to you by anyone, whether oral or written, regarding the subject matters hereof. This letter agreement cannot be changed except in a written agreement signed by you and the Board, with the exception of those changes expressly reserved to the Company’s discretion in this letter agreement. This letter agreement is governed by the laws of the state of California, without reference to conflicts of law principles. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed, and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter agreement, no waiver of any right hereunder shall be effective unless it is in writing.

Please sign and date this letter and the enclosed Confidential Information Agreement, and return them to me if you decide to accept employment with the Company under the terms described above. If you accept our offer, your start date will be Monday, January 11, 2021.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Bruce Steel
Bruce Steel
Chief Executive Officer

Accepted:

/s/ Dolca Thomas, M.D.	December 15, 2020
Dolca Thomas, M.D.	Date

Attachments: Employee Confidential Information and Inventions Assignment Agreement, Form of Separation and Release Agreement

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